SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

[X]      Filed by Registrant

[ ]      Filed by a Party other than the Registrant


Check the appropriate box:

[ ]      Preliminary Proxy Statement

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           ADVANCED HEALTH CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             JONATHAN EDELSON, M.D.
                 (NAME OF PERSON(S) FILING THE PROXY STATEMENT)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


1)       Title of each class of securities to which transaction applies:

                  N/A
         -----------------------------------------------------------------------
2)       Aggregate number of securities to which transaction applies:

                  N/A
         -----------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                  N/A
         -----------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

                  N/A
         -----------------------------------------------------------------------

----------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

                  1)  Amount Previously Paid:
                           N/A
                  --------------------------------------------------------------
                  2)  Form, Schedule or Registration Statement No.:
                           N/A
                  --------------------------------------------------------------
                  3)  Filing Party:
                           N/A
                  --------------------------------------------------------------
                  4)  Date Filed:
                           N/A
                  --------------------------------------------------------------

                           ADVANCED HEALTH CORPORATION
                              555 WHITE PLAINS ROAD
                            TARRYTOWN, NEW YORK 10591

                                 ---------------

                                 PROXY STATEMENT

                                ----------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 1999

         This Proxy Statement is being mailed to you in connection with the solicitation of proxies by the Board of Directors of Advanced Health Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting"), to be held on June 25, 1999, at 10:00 a.m. (local time), at the Tarrytown Hilton, 455 South Broadway, Tarrytown, New York 10591, and any adjournments thereof.

SOLICITATION OF PROXIES

         All shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted as instructed therein at the Meeting. There are boxes on the proxy card to vote for or to withhold authority to vote for the director nominees; to approve an amendment to the Company's 1995 Stock Option Plan authorizing the issuance of options thereunder to purchase up to an additional 200,000 shares of Common Stock of the Company; to ratify the selection of Arthur Andersen, LLP as the Company's independent auditors; and to approve the proposal to change the name of the Company. If no instructions are given, the persons named in the accompanying proxy intend to vote FOR the nominees named herein as directors of the Company, FOR the amendment to the Company's 1995 Stock Option Plan, FOR the ratification of the selection of Arthur Andersen, LLP, and FOR the proposal to amend the Certificate of Incorporation of the Company to change the name of the Company to AHT Corporation.

         Any stockholder may revoke a previously executed proxy at any time prior to its exercise by (i) delivering a later-dated proxy, (ii) giving written notice of revocation to the Secretary of the Company at the address set forth above at any time before such proxy is voted, or (iii) voting in person at the Meeting. No proxy will be voted if the stockholder who executed such proxy attends the Meeting and elects to vote in person. If a stockholder does not intend to attend the Meeting, any proxy or notice should be returned to the Company for receipt by the Company not later than the close of business on June 23, 1999.

         A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended December 31, 1998, is enclosed herewith. This Proxy Statement and the form of proxy enclosed herewith were first mailed to stockholders on or about June 7, 1999. The mailing address of the Company's principal executive offices is 555 White Plains Road, Tarrytown, New York 10591.

         The Board of Directors does not know of any matter other than as set forth herein that is expected to be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy (each of whom is an officer and employee of the Company) intend to vote thereon in accordance with their judgment.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTES REQUIRED

The Company's Common Stock, $.01 par value per share ("Common Stock"), is the only outstanding class of voting securities of the Company. The record date for determining the holders of Common Stock entitled to vote on the actions to be taken at the Meeting is the close of business on June 2, 1999 (the "Record Date"). As of the Record Date, 10,687,477 shares of Common Stock were outstanding. Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting. The Common Stock does not have cumulative voting rights.

Holders of a majority of the shares entitled to vote must be present at the Meeting, in person or by proxy, so that a quorum may be present for the transaction of business. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is necessary for the election of a director of the Company, for amendment of the Company's 1995 Stock Option Plan, for ratification of the selection of Arthur Andersen LLP as auditors for the Company, and for approval of an amendment to the Company's Certificate of Incorporation to change the name of the Company.

ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes, currently having terms expiring at the meeting of the Company's stockholders in 1999, 2000 and 2001, respectively. At the Meeting, two persons will be elected to serve as directors in the class whose three-year term expires at the annual meeting of the Company's stockholders in the year 2002 and until their successors have been duly elected and qualified as provided in the Company's Restated Certificate of Incorporation and Restated By-laws.

         Two people have consented to be nominated and, if elected, to serve as directors of the Company. The nominees are presently members of the Company's Board of Directors. Information about the nominees for director is set forth below.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

         JONATHAN EDELSON, M.D., 39, has been the Chairman of the Board and Chief Executive Officer of the Company since its inception in 1993, and has been President since April 1, 1999. Dr. Edelson is a board-certified internist. Prior to co-founding the Company, Dr. Edelson served as the Chief Executive Officer of Physicians' Online, from August 1993 to December 1994. Dr. Edelson was a Senior Vice President with ValueRx, Inc., the prescription drug benefits management unit of Value Health, Inc., from October 1990 to June 1993. As a practicing physician prior to joining ValueRx, Inc., Dr. Edelson founded Medical Decision Resources, Inc., a physician profiling and education business, in March 1989, and served as its President through September 1990. Dr. Edelson attended Yale University, University of Chicago School of Medicine and the Harvard School of Public Health.

         ROBERT J. ALGER, 43, has been Executive Vice President and Chief Information Officer of the Company since March 1998, and has been Vice President and Chief Information Officer of the Company since February 1995. Prior to joining the Company, Mr. Alger was Chief Information Officer and Vice President of Information Systems at Blue Shield of California, from December 1991 to February 1995, and a partner at Scribner, Jackson & Associates, a technology consulting group, from January 1986 to December 1991. Mr. Alger received his B.S. from California State University _ Northridge.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE -TERM EXPIRING IN 2000

         ARTHUR M. SOUTHAM, M.D., 41, was elected to the Board of the Company in March 1999. Dr. Southam is a founding partner of 2C Solutions, a recently created partnership focusing on collaborative technology initiatives in the healthcare industry, and is a member of the Board of Directors of Health Systems Design Corporation, a company that develops hospital-based information systems. From 1996 to 1998, Dr. Southam served as President and CEO of California-based Health Net, one of the nation's largest HMOs. Prior to that, at CareAmerica Health Plans, a health benefits and workers compensation insurance company in California, he held several top-level positions during an eleven-year period, including that of President and CEO. He is the immediate past Chairman of the California Association of Health Plans and has also served as Chairman of the Integrated Health Care Association. Dr. Southam received his M.D. degree and a Master's degree in Public Health from UCLA. He received his M.B.A. degree from Pepperdine University and his B.A. from Amherst College.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE -TERM EXPIRING IN 2001.

         JAMES T. CARNEY, age 55, has been a director of the Company since September 1996. Mr. Carney has served as General Manager of Benefits Administration for USX Corporation and Vice President of Administration for United States Steel and Carnegie Pension Fund since 1989. Mr. Carney was named General Attorney-Employee Benefits of USX Corporation in 1988, Senior General Attorney-Employee Benefits and Workers' Compensation in 1985 and Senior General Attorney-Commercial and Employee Relations for the U.S. Diversified Group in 1986.

         BARRY KUROKAWA, age 43, has been a director of the Company since March 1996. Since February 1996, Mr. Kurokawa has served as a Managing Director of ProMed Management, L.L.C. ("ProMed"), a private healthcare investment management and services company, and as the President of Blackriver Capital Management, Ltd. From May 1992 to January 1996, he was employed by INVESCO Trust Company as Senior Vice President and portfolio manager of four healthcare funds managed by the firm. From July 1992 to January 1996, Mr. Kurokawa was also the Vice President of Global Health Services, a closed-end mutual fund. Before he joined INVESCO, Mr. Kurokawa served as Vice President Equity Research and healthcare analyst at Trust Company of the West, an investment management company, from July 1987 to April 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 1998, the Board of Directors met five times. The Company's Compensation Committee, which met six times in 1998 and is comprised of Messrs. Carney and Kurokawa, makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's 1995 Stock Option Plan and Employee Stock Purchase Plan. The Audit Committee, which met once in 1998 and is comprised of Messrs. Kurokawa and Carney, oversees the activities of the Company's independent auditors and internal accounting controls. The Board of Directors does not have a standing nominating committee or any committee performing a similar function. Each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees of which he was a member held during 1998 while he was in office.

         Dr. Southam currently receives cash compensation of $2,500 per meeting from the Company for his service as a member of the Board of Directors. All directors are entitled to receive reimbursement for certain out-of-pocket expenses in connection with attendance at Board and committee meetings. Directors of the Company, including non-employee directors, are eligible to receive options under the Company's 1995 Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of May 1, 1999 with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) certain executive officers of the Company and (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is c/o the Company, 555 White Plains Road, Tarrytown, New York 10591.

                                                            SHARES OF
                                                            COMMON
NAME AND ADDRESS                                            STOCK(1)              PERCENT(1)
-------------------------------------------------------------------------------------------
David M. Knott
 485 Underhill Blvd., Suite 205, Syosset, NY 11791-3419         859,500           8.1
Nationsbank Corp.
 Nationsbank Plaza, Charlotte, NC 28255                         785,600           7.4
Dimensional Fund Advisors
 1299 Ocean Avenue, 11 th Floor, Santa Monica, CA 90401         702,900           6.6
Tudor Investment Corporation
 One Post Office Square, Boston, MA 02109                       723,000           6.8
Jonathan Edelson, MD (2)                                        524,042           4.9
Robert J. Alger (3)                                              51,241            *
Jeffrey M. Sauerhoff (4)                                         26,178            *
Eddy W. Friedfeld (5)                                             8,750            *
James Carney (6)                                                 15,000            *
Barry Kurokawa (7)                                               19,507            *
Alan B. Masarek (8)                                             150,136           1.4
Arthur M. Southam, MD                                              *               *

All directors and executive officers as a group (7 persons) (9) 794,854           7.5

* Represents less than 1% of the outstanding shares of Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities and includes options exercisable within 60 days of May 1, 1999. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 10,644,244 shares of Common Stock outstanding as of May 1, 1999.
(2) Includes currently exercisable options to purchase 128,816 shares of Common Stock.
(3) Includes currently exercisable options to purchase 51,241 shares of Common Stock.
(4) Includes currently exercisable options to purchase 26,178 shares of Common Stock.
(5) Includes currently exercisable options to purchase 8,750 shares of Common Stock.
(6) Includes currently exercisable options to purchase 15,000 shares of Common Stock.
(7) Includes currently exercisable options to purchase 17,507 shares of Common Stock.
(8) Includes currently exercisable options to purchase 150,136 shares of Common Stock
(9) See notes (2), (3), (4), (5), (6), and (7).

EXECUTIVE OFFICERS

         The following table sets forth the executive officers of the Company. See "Election of Directors" for a description of the business experience of Dr. Edelson and Mr. Alger.

NAME                          AGE       POSITION

Jonathan Edelson, M.D.        39        Chairman, Chief Executive Officer, President, and
                                        Director
Robert J. Alger               43        Executive Vice President, Chief Information
                                        Officer, and Director
Jeffrey M. Sauerhoff          50        Chief Financial Officer
Eddy W. Friedfeld             37        Senior Vice President-Business & Legal Affairs,
                                        General Counsel and Secretary


         JEFFREY M. SAUERHOFF has been Chief Financial Officer of the Company since January 1999; Senior Vice President of Finance and Administration since July 1998; Vice President of Finance and Administration since October 1996; and Controller of the Company since March 1995. Prior to joining the Company, he served as Chief Financial Officer at three companies: Preferred Solutions, a pharmacy benefit management company, from 1993 to 1994; East Nassau-Suffolk Region, an affiliate of HIP, a health insurance company, from 1991 to 1993; and Erisco, Inc., a wholly-owned subsidiary of the Dun & Bradstreet Corporation, that provides software-based business solutions for health benefits administration and information needs, from 1979 to 1991. Mr. Sauerhoff holds a B.S. degree from C.W. Post College.

         EDDY W. FRIEDFELD has been Senior Vice President-Business & Legal Affairs, General Counsel and Secretary of the Company since August 1997. From 1993 to August 1997, he was Vice President, Business Affairs, of Skysat Communications Network Corporation. Since 1986, Mr. Friedfeld has been an attorney specializing in the areas of corporate, securities, technology, and healthcare law. Mr. Friedfeld holds a J.D. degree from New York University and a B.A. degree from Columbia College.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table sets forth a summary of the compensation of the Company's Chief Executive Officer and each other executive officer of the Company who earned in excess of $100,000 in annual salary and bonus during the Company's fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during the Company's fiscal years ended December 31, 1998, 1997, and 1996.

                           SUMMARY COMPENSATION TABLE
                             Long-Term Compensation
                           Annual Compensation Awards

                                                                 Securities Underlying
                                                                 Options/SARs

Name and Principal Position                            Year       ($)Salary    (#)
--------------------------------------------------------------------------------------
Jonathan Edelson, M.D, Chairman,                       1998        298,589
Chief Executive Officer, and President                 1997        269,079     150,000
                                                       1996        220,224
Robert J. Alger, Executive Vice President              1998        178,431      25,000
and Chief Information Officer                          1997        169,261      60,000
                                                       1996        154,854
Jeffrey M. Sauerhoff                                   1998        172,902      50,731
Chief Financial Officer                                1997        130,319      22,255
                                                       1996        112,671
Eddy W. Friedfeld, Senior Vice President-              1998        152,566      55,000
Business & Legal Affairs, General Counsel              1997         52,333      22,500
and Secretary
Alan B. Masarek, President and COO (1)                 1998        238,576
                                                       1997        224,693     112,500
                                                       1996        200,198


(1) Resigned Effective 3/31/99

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------
                             Individual Grants                              Potential Realizable
                                                                              Value At Assumed
                                                                            Annual Rates Of Stock
                                                                            Price Appreciation for
                                                                                 Option Term
-----------------------------------------------------------------------------------------------------
                     Number Of    Percent of
                     Securities     Total
                     Underlying  Options/SARs      Exercise
                      Options/    Granted To       Or Base
                       SARs      Employees In       Price       Expiration
Name                 Granted (#) Fiscal Year        ($/Sh)         Date        5% ($)   10% ($)
(a)                     (b)          (c)             (d)           (e)          (f)       (g)
-----------------------------------------------------------------------------------------------------
Robert J. Alger       25,000        5.85%           1.563        10/5/2008    $24,452  $62,081
Jeffrey M. Sauerhoff  50,000       11.69%           1.563        10/5/2008     48,904  124,162
Jeffrey M. Sauerhoff     731        0.17%           2.500         1/1/2008      1,149  2,913
Eddy W. Friedfeld     55,000       12.86%           1.563        10/5/2008     53,794  136,578


The following table sets forth certain information regarding options held at December 31, 1998, by each of the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

Number of Securities Underlying                       Value of Unexercised In-the-Money
Unexercised Options at Fiscal Year-End                Options at Fiscal Year-End (1)
--------------------------------------                ---------------------------------

                  Exercisable            Unexercisable        Exercisable        Unexercisable
Jonathan Edelson, M.D.      --                --                   $0                  $0
Alan B. Masarek             --                --                    0                   0
Robert J. Alger             --              25,000                  0               4,750
Jeffrey M. Sauerhoff        --              50,000                  0               9,500
Eddy W. Friedfeld           --              55,000                  0              10,450


(1) Value of unexercised in-the-money options is based on a value of $1.75 per share of the Company's Common Stock, the fair market value of the Company's Common Stock on December 31, 1998. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares subject to the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's compensation program requires that a substantial portion of any executive's compensation (including that of the Chief Executive Officer) be tied to the profitability and performance of the Company. In addition, the Company believes that tying an employee's compensation to stock performance enables the Company to align employees' interests more closely with those of its stockholders.

         To implement these policies, the Company's executive compensation program consists of two main elements: (i) annual compensation, consisting of base salary and incentive bonuses; and (ii) long-term incentives that provide a financial opportunity through stock options. Each component of compensation has an integral role in the total executive compensation program.

         The base salary component of annual compensation is based on competitive salaries earned by executives with similar experience in companies similar in size to the Company. Increases in base salary are the direct result of individual achievements within a fiscal year.

         The incentive bonus component of annual compensation is a function of an individual's contributions relative to performance objectives and overall Company profitability. The incentive bonus portion of executive compensation reflects the Compensation Committee's view that, for senior executives, a meaningful portion of compensation should be "at risk," providing a direct link between pay, achievements and Company results for any year.

         Long-term incentive compensation, rather than reflecting a single year's results, is intended to focus management's attention on the Company's future. The Compensation Committee believes strongly that executive pay should relate directly to Company performance. Long-term incentives are intended to provide financial opportunities for executives based on the Company's performance over a number of years.

         Long-term incentive compensation is achieved through grants of stock options, which may be either incentive stock options ("ISOs") or stock options that are non-qualified for Federal income tax purposes ("NSOs") under the Company's 1995 Stock Option Plan (the "Option Plan"). Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's stock. Under the Option Plan, the exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock at the time of grant and the exercise price of NSOs is determined by the Compensation Committee at the time such options are granted. Options granted under the Option Plan typically vest in equal annual installments over a three-year period. These features result in (i) enhancing the Company's ability to retain, for an extended period of time, those individuals who are key to the creation of stockholder value and (ii) ensuring that executives gain only when stockholders gain through appreciation in the market price of the Company's Common Stock.

         In December 1997, the Compensation Committee approved a repricing of the Incentive Stock Option plan that reduced the strike price for options with an exercise price of more than $14 to an exercise price of $12 and extended the employee vesting period. Executive officers were excluded from this action. In August 1998, the Compensation Committee approved a further repricing and reverse split of the Incentive Stock Option plan that reduced the strike price for options with an exercise price of more than $5.05 to an exercise price of $2.50 while simultaneously reducing those options granted by 25%. The vesting period was not extended and executive officers were included in this action. Such repricings were deemed necessary by the Company's Compensation Committee in light of market conditions and the desire to give employees adequate incentive.

         In 1998, the Compensation Committee granted bonuses to Dr. Edelson, and Messrs. Masarek and Alger in the amounts of $300,000, $187,500, and $87,000, respectively, for performance in 1997. Reference to such bonuses was omitted from the Company's 1998 Proxy Statement. Subsequently, the Compensation Committee and the foregoing executives agreed to rescind such bonuses.


                                            James T. Carney
                                            Barry Kurokawa

PERFORMANCE GRAPH

         The following graph compares the performance of the Company's Common Stock for the period from January 1, 1998 through December 31, 1998 to that of the NASDAQ Index and an index based on the common stock of a peer group of the following eight companies: American Oncology Resources, Inc. (AORI); American Physicians (APPM); Medpartners, Inc. (MDM); Phycor, Inc. (PHYC); Phymatrix Corporation (PHMX); Physicians Resource Group (PYRG); Complete Management
(CPMI); and ProxyMed, Inc. (PILL). The graph assumes that the value of the investment in Common Stock and each index was $100 at October 3, 1996, and that all dividends were re-invested. Stock price performances shown in the graph are not necessarily indicative of future price performances. FPA Medical Management and Physicians Reliance Network, which were previously part of the Company's peer group, are no longer NASDAQ National Market and traded companies were therefore replaced by ProxyMed and American Physicians.

         Comparison of Cumulative Total Return Among Advanced Health Corporation, Peer Group Companies Within the Company's Industry and NASDAQ National Market Index.


                    COMPARISON OF CUMULATIVE TOTAL RETURNS *

DOLLARS
--------------------------------------------------------------------------------
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
              10/96            1996            1997            1998
--------------------------------------------------------------------------------
   *TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

               ADVANCED           HEALTH PEER           GROUP NASDAQ US

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements (the "Employment Agreements") with Jonathan Edelson, M.D., its Chairman, Chief Executive Officer, and President; Robert J. Alger, its Executive Vice President and Chief Information Officer; Jeffrey M. Sauerhoff, its Chief Financial Officer; and Eddy
W. Friedfeld, its Senior Vice President-Business & Legal Affairs, General Counsel, and Secretary (each an "Executive"). The Employment Agreements provide that the annual base salary of each of the Executives is at least: Dr. Edelson, $300,000; Mr. Alger, $190,000; Mr. Sauerhoff $190,000; and Mr. Friedfeld, $175,000. The Executives are also entitled to receive discretionary bonuses.

         The Employment Agreements generally provide for a four-year term that is automatically renewable for successive one-year terms unless either party gives prior written notice of its intent not to renew. The Employment Agreements set forth the compensation arrangements and the employee fringe benefits provided by the Company to each Executive. In addition, the Employment Agreements set forth the compensation payable to an Executive in the event of a termination of the Executive's employment by the Company. Generally, upon the termination of an Executive's employment by the Company for cause, the Executive is entitled to receive earned but unpaid salary and reimbursement for business expenses incurred during the performance of the Employee's duties. If an Executive's employment with the Company is terminated without cause, or within a specified period after a change of control (as defined in the Employment Agreements), the Executive is entitled to receive the amounts payable in the event of a termination for cause plus a cash severance payment not to exceed the cash compensation received by the Executive in the prior 12-month period (in the case of Mr. Alger, 24 months, and in the case of Dr. Edelson, 36 months) and the vesting of certain shares of Common Stock and options to purchase Common Stock of the Company then held by such Executive. Each Employment Agreement contains a non-compete provision that restricts an Executive from competing against the Company for a period of one year following such Executive's termination of employment with the Company.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         In 1996, 1997 and 1998, in accordance with the Company's Senior Executive Loan Policy, which is administered by the Compensation Committee of the Board of Directors, the Company made loans in the aggregate amounts of $800,000 and $145,000 to each of Dr. Edelson, and Mr. Alger, respectively. These loans are due three years from the loan date with interest payable monthly at a rate of 6% per annum.

         The Company entered into a separation agreement in 1999 with Alan Masarek, the Company's former President and Chief Operating Officer, whose resignation was effective March 31, 1999, which provides for the following: (i) a one-year continuation of salary at $250,000 and benefits from April 1, 1999 to March 31, 2000, payable monthly; (ii) an additional $250,000 (less applicable withholding) payment in exchange for consulting for up to 24 business days in a form and manner reasonably requested by the Company's Board of Directors, which has already been paid; (iii) requirement of repayment of current outstanding loans, principal ($467,475) and interest (at the rate of 6% per annum), beginning May 1, 2000 at the rate of $15,000 per month with the balance due of all outstanding loans, including principal and interest on May 1, 2001; (iv) vesting of 150,136 options to acquire Company stock that will remain fully exercisable for up to five years; and (v) a success bonus for the sale of the management services division of the Company that occurred on May 14, 1999 ("the Sale"), equal to $40,000 plus 2.5% of the net proceeds of the Sale, which has already been paid.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates are approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.

APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

The Company has adopted the Amended and Restated 1995 Stock Option Plan, which provides for the grant to directors, officers and employees of, and consultants to, the Company and its subsidiaries of stock options, including "incentive stock options" ("ISOs") intended to qualify as such under the provisions of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified for Federal income tax purposes ("NSOs"). As of April 1, 1999, options to purchase an aggregate of 2,077,447 shares of Common Stock had been granted under the Option Plan. On June 16, 1997, the stockholders of the Company, at the Annual Meeting, approved an amendment to the Option Plan increasing the number of shares of Common Stock reserved for issuance under the Option Plan by 600,000 shares to 2,100,000 shares of Common Stock. In May 1999, the Compensation Committee of the Board of Directors of the Company, subject to stockholder approval at the Meeting, approved an amendment to the Option Plan increasing the number of shares of Common Stock reserved for issuance under the Option Plan by 200,000 shares to 2,300,000 shares of Common Stock. The purpose of the Option Plan is to further the growth and success of the Company by enabling directors, officers and employees of the Company and independent consultants retained by the Company who have been selected by the Compensation Committee to acquire Common Stock, thereby increasing their personal interest in such growth and success and to provide a means of rewarding outstanding service by them on the Company's behalf. As of April 1, 1999, there were approximately 151 persons eligible to receive options under the Option Plan. The Option Plan is administered by the Compensation Committee comprised of Messrs. Carney and Kurokawa. The Compensation Committee has full power and authority to determine, with respect to the option grants, (i) the persons to whom options are granted, (ii) the number of shares to be covered by each such grant, (iii) the per share exercise price thereof, (iv) the status of the granted option as either an ISO or an NSO, (v) the time or times at which each granted option is to become purchasable, and (vi) the maximum term for which the option may remain outstanding, which term shall in no event exceed 10 years after the date of the grant. Options granted under the Option Plan typically vest in equal annual installments over a three-year period. The exercise price of ISOs granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. With respect to any employee who owns stock possessing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price may not be less than 110% of the fair market value of such shares on the date of grant, and the terms of such option may not exceed five years. The exercise price of an NSO shall be an amount determined by the Compensation Committee in its sole discretion. Upon exercise of an option, payment in full of the purchase price either in cash, check, in equivalently valued shares of Common Stock of the Company or by any other means permitted by the Compensation Committee, is required before the option shares are delivered. By allowing payment of the exercise price by delivering shares of the Company's Common Stock, the Option Plan permits the "pyramiding" of shares. Pyramiding occurs when the option holder in a series of successive transactions uses the shares received upon the prior exercise of an option to purchase additional shares under other outstanding options. An option holder can thereby substantially increase his or her equity ownership in the Company without a significant capital contribution. The Board of Directors of the Company may from time to time adopt such amendments to the Option Plan as it may deem appropriate, provided that stockholder approval of such amendments must be obtained if required to comply with regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder. The Option Plan shall terminate on the tenth anniversary of the date on which the Option Plan was adopted by the Board of Directors. Under the Option Plan, any optionee whose employment with the Company is terminated for any reason, other than death or disability or a termination for cause, may exercise his or her option, to the extent exercisable on the effective date of such termination, at any time within 45 days after the date of termination, provided such option has not expired on the date of such exercise. In the event of the death or disability of the optionee, the option may be exercised, to the extent exercisable on the date of death or disability, at any time within 12 months by the person to whom the option shall have passed by will or the laws of descent and distribution or the optionee, as the case may be. In the event of termination of an optionee's employment for cause, the option terminates immediately. An NSO granted under the Option Plan is taxed in accordance with Section 83 of the Code and the regulations issued thereunder. The following general rules are applicable to holders of such "non-statutory" options and to the Company for Federal income tax purposes under existing law. 1) The optionee will not recognize any income on the grant of the option pursuant to the Option Plan. 2) The optionee will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise, over the exercise price thereof. 3) When the optionee sells the shares, he or she will recognize capital gain or loss (assuming the shares are held as a capital asset) in an amount equal to the difference between the fair market value of the shares on the date of exercise and his or her selling price. 4) In general, the Company will be entitled to a tax deduction in the year in which the ordinary compensation income based on exercise is recognized by the optionee and in the same amount of such ordinary compensation income recognized by the optionee, subject to applicable tax withholding requirements.
5) Upon the exercise of an NSO, the Company is entitled to require as a condition of delivery of the shares of Common Stock that the optionee remit an amount sufficient to satisfy all Federal, state and local withholding tax and employment tax requirements relating thereto. The following Federal income tax consequences are applicable to ISOs granted and exercised pursuant to the Option Plan. 1) If the optionee does not own stock possessing more than 10% of the total voting power of all classes of stock of the Company (or if the optionee owns stock possessing more than 10% of the total voting power of all classes of stock of the Company, the option price is at least 110% of the fair market value of the shares on the date of grant and the option by its terms is not exercisable more than five years from the date of grant), no regular taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the option. 2) No tax deduction is allowed to the Company upon either the grant or exercise of an ISO pursuant to the Option Plan. 3) If shares acquired upon exercise of an ISO are not disposed of
(i) within the two years following the date the option was granted or (ii) within one year following the date the shares are transferred to the optionee pursuant to the option exercise (the "Holding Periods"), the difference between the amount realized on any disposition of the shares thereafter and the exercise price will be treated as long-term capital gain or loss to the optionee. 4) If shares acquired upon exercise of an ISO are disposed of before the expiration of either of the Holding Periods (a "disqualifying disposition"), then the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the taxable year in which the disposition occurs. 5) In any taxable year that an optionee recognizes compensation income on a disqualifying disposition of an ISO, the Company will generally be entitled to a corresponding deduction, subject to applicable tax withholding requirements. 6) Any excess of the amount realized by the optionee on disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules may be either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares. 7) An option will not be treated as an ISO to the extent the aggregate fair market value for which ISOs are exercisable by an optionee for the first time in a calendar year exceeds $100,000. Under present accounting principles, neither the grant nor the exercise of options granted with an exercise price equal to the fair market value of the Common Stock will result in any charge to the Company's earnings. However, the number of outstanding options, even if not granted at a discount, may be a factor in determining the Company's reported earnings per share. As of April 1, 1999, options to purchase an aggregate of 2,077,447 shares of Common Stock had been granted under the Option Plan to an aggregate of 196 persons at a weighted average exercise price of $2.65 per share, including 401,288 to Dr. Edelson, 36,250 to Mr. Carney, 36,257 to Mr. Kurokawa, 10,000 to Dr. Southam, 91,335 to Mr. Sauerhoff, 158,195 to Mr. Alger, 77,500 to Mr. Friedfeld, and 150,136 to Mr. Masarek. The Board of Directors adopted, subject to stockholder approval, the amendment to the Option Plan increasing the number of shares of Common Stock reserved for issuance under the Option Plan by 200,000, from 2,100,000 to 2,300,000, in order to permit the Company to continue to grant options, as determined by the Compensation Committee, to directors, officers and employees of, and consultants to, the Company to incent such persons to further the growth and success of the Company and to reward outstanding service. The market value of the unexercised 1,557,401 shares reserved for issuance under the Option Plan is $4,423,019, based on the closing price of the Common Stock on April 1, 1999 ($2.84). If the proposed amendment to the Option Plan is not approved by the stockholders, the Company's ability to utilize stock options as a form of incentive compensation would be substantially limited. Because the Compensation Committee has discretion under the Option Plan to grant options thereunder and to determine the terms of such grants, it is not possible to determine the dollar value or the number of shares that will be received by any of the Company's directors, officers, employees or consultants under the Option Plan as so amended. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to approve the proposed amendment to the Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

APPROVAL OF CORPORATE NAME CHANGE

In January 1999, the Board of Directors approved a resolution to do business under the name AHT Corporation. On February 1, 1999 the Company filed a Registration of Trade Names in Delaware to do business under the name of AHT Corporation. At the Meeting, stockholders will vote on a proposal to amend the Certificate of Incorporation of the Company to change the Company's corporate name to AHT Corporation. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S CORPORATE NAME TO AHT CORPORATION.

RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors of the Company has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the Company for the fiscal year ending December 31, 1999. Arthur Andersen LLP has served as the Company's auditors since its inception. It is expected that a representative of Arthur Andersen LLP will be present at the Meeting and will be available to make a statement (if he or she desires to do so) and to respond to appropriate questions at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve. The vote of a majority of the shares of Common Stock represented in person or by proxy at the Meeting is required to ratify the selection of auditors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.

DISCLOSURE PURSUANT TO SECTION 16 OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who are beneficial owners of ten percent or more of the Company's Common Stock, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

         Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1998, all filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with. However, for the year 1998, filings of Forms 3, 4, and 5 were late for Messrs. Edelson, Masarek, Alger, Sauerhoff, and Friedfeld.

         It is presently contemplated that the 2000 Annual Meeting of Stockholders will be held on or about June 28, 2000. Proposals by stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 31, 1999. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested. Any such proposal must also meet the other requirements of the rules of the Commission relating to stockholder proposals.

EXPENSES AND SOLICITATION

         The Company will bear the cost of soliciting proxies, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. Solicitation of proxies will be primarily by mail. However, proxies may also be solicited by directors, officers and regular employees of the Company (who will not be specifically compensated for such services) by telephone or otherwise. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxies and proxy material to the beneficial owners of Common Stock, and the Company will reimburse them for their expenses.

         The Company will provide without charge to each person being solicited by this Proxy Statement, upon written request, a copy of the Company's Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission. All such requests should be directed to Advanced Health Corporation, 555 White Plains Road, Tarrytown, New York 10591, Attention:
Secretary.

                      By Order of the Board of Directors,



                      /s/ JONATHAN EDELSON
                      ----------------------------------------------------------
                          Jonathan Edelson, M.D. Chairman of the Board,
                          Chief Executive Officer and President


                      Tarrytown, New York June 7, 1999

                           ADVANCED HEALTH CORPORATION
                              555 White Plains Road
                            Tarrytown, New York 10591

                                -----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                -----------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Advanced Health Corporation, a Delaware corporation (the "Company"), will be held at the Tarrytown Hilton, 455 South Broadway, Tarrytown, New York 10591, on June 25, 1999, at 10:00 a.m. (local time) for the following purposes:

     a. to elect two directors of the Company to serve for a three-year term and until their successors are duly elected and qualified;

     b. to approve an amendment to the Company's 1995 Stock Option Plan authorizing the issuance of options thereunder to purchase up to an additional 200,000 shares of Common Stock of the Company;

     c. to ratify the selection of Arthur Andersen, LLP as the Company's independent auditors;

     d. to approve an amendment to the Company's Certificate of Incorporation to change of the name of the Company to AHT Corporation; and

     e. to transact such other business as may properly come before the Meeting or any adjournments thereof.

         Only stockholders of record at the close of business on June 2, 1999, are entitled to notice of and to vote at the Meeting.

                      By Order of the Board of Directors,



                      /s/ JONATHAN EDELSON
                      ----------------------------------------------------------
                          Jonathan Edelson, M.D. Chairman of the Board,
                          Chief Executive Officer and President


Tarrytown, New York
June 7, 1999

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.

                          ADVANCED HEALTH CORPORATION
                             555 WHITE PLAINS ROAD
                             TARRYTOWN, N.Y. 10591

                                     PROXY

               This Proxy is Solicited by the Board of Directors


         The undersigned hereby appoints Jonathan Edelson, M.D. and Robert J. Alger as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of Advanced Health Corporation held of record by the undersigned on June 2, 1999 at the Annual Meeting of Stockholders to be held on June 25, 1999 or any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2, 3 AND 4 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                          ADVANCED HEALTH CORPORATION

                                 JUNE 25, 1999

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example.

1.  ELECTION OF DIRECTORS                       Nominees: Jonathan Edelson, M.D.
                                                          Robert J. Alger

                  FOR                    WITHHOLD AUTHORITY
               the nominee                to vote for the
             listed at right           nominee listed at right

                 [  ]                          [  ]

To withold authority to vote for any individual nominee(s), write name of nominee(s) below.


-------------------------------
                                                FOR     AGAINST    ABSTAIN
2.  Approval  of Amendment to 1995 Stock        [  ]      [  ]       [  ]
    Option Plan

3.  Ratification of Independent Auditor         [  ]      [  ]       [  ]

4.  Approval of an Amendment to the             [  ]      [  ]       [  ]
    Company's Certificate of Incorporation to change the name of the Company to AHT
    Corporation

5. In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

                                        Change of address and/or  [  ]
                                        comments mark here


    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE _____________________ SIGNATURE_____________________DATED ______,1999.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.